Exhibit 10.18

EMPLOYMENT AGREEMENT BETWEEN

AMERICAN MEDICAL TECHNOLOGIES, INC. AND JUDD D HOFFMAN

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made effective as of January 1, 2007 (“Effective Date”), is entered into by and between American Medical Technologies, Inc., a Texas corporation (the “Company”) and Judd D Hoffman (the “Executive”), collectively referred to herein as the “parties.”

WHEREAS, the Company wishes to employ the Executive to serve as its Chief Executive Officer and President to perform lawful duties on behalf of the Company.

NOW, THEREFORE, for and in consideration of the mutual promises and conditions made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

ARTICLE I

EMPLOYMENT AND TERM OF EMPLOYMENT

1.1.         Employment and Term.  The Company hereby employs Executive to render full-time services to the Company, subject to Section 2.2 of this Agreement, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, or family medical leave to the extent required by applicable law, upon the terms and conditions set forth below, from the Effective Date of this Agreement until the employment relationship is terminated in accordance with the provisions of this Agreement.  This Agreement is for a term of three (3) years from the Effective Date, that is, concluding on December 31, 2009 (the “Stated Term”), unless renewed or terminated earlier as provided for herein (the “Employment Term”).

1.2          Renewal.  This Agreement will be automatically renewed for an additional one (1) year period (without any action by either party) at the end of the Stated Term, that is, commencing on January 1, 2010, and on each anniversary thereof (“Renewal Period”), unless one party gives to the other written notice ninety (90) days in advance of the beginning of any of the Renewal Periods that this Agreement is to be terminated, subject to the terms of Article IV of this Agreement.

1.3.         Acceptance.  Executive hereby accepts employment with the Company and agrees to devote his full-time attention and best efforts to rendering the services described below.  The Executive shall accept and follow the reasonable and lawful direction and authority of the Company’s Board of Directors (“Board”), in the performance of his duties, and shall comply with all reasonable and lawful existing and future regulations applicable to senior management level employees of the Company and to the Company’s business.

1.4.         Termination of Prior Agreements.  Upon execution of this Agreement, all prior employment and/or consultant agreements between Executive and the Company or its subsidiaries shall be deemed terminated and there shall be no right to severance or other related benefits thereunder; provided, however, that the foregoing will not apply to any obligation of the Company or any of its subsidiaries, if any, to indemnify Executive against any losses, costs, damages or expenses.

ARTICLE II

DUTIES OF EMPLOYEE

2.1.         General Duties.  Executive shall serve as Chief Executive Officer and President.  In such capacity, Executive shall do and perform all lawful services, acts, or other things necessary or advisable to manage and conduct the worldwide direction of the Company, including, but not limited to, the supervision, direction and control of the work force and other employees of the Company, subject to the lawful policies and direction of the Board.  To the extent consistent with the Company’s Articles of Incorporation, as amended (“Articles”) and Bylaws, as amended (“Bylaws”), Executive shall have all powers, duties and responsibilities necessary to carry out his duties, and such other powers and duties as the Board may reasonably and lawfully prescribe consistent with the Company’s Articles and Bylaws.

2.2.         Exclusive Services.  It is understood and agreed that Executive may not engage in any other business activity during the Employment Term, whether or not for profit or other remuneration, without the prior written consent of the Company; provided, however, that the Executive may (i) manage personal and family investments (ii) engage in charitable, philanthropic, educational, religious, civic and similar types of activities to the extent that such activities do not in the view of the Company interfere with the business of the Company or any affiliate or subsidiary of the Company, or the performance of the Executive’s duties under this Agreement, (iii) subject to the approval of the Board, serve as a director or as a member of an advisory board of another business enterprise, and (d) engage in passive investment in non-competing businesses and participate on non-profit boards.

2.3.         Reporting Obligations.  In connection with the performance of his duties hereunder, the Executive shall report directly to, and take direction from, the Board.

ARTICLE III

COMPENSATION AND BENEFITS OF EMPLOYEE

3.1.         Annual Base Salary.  The Company shall pay the Executive salary for the services to be rendered by him during the Employment Term at the rate of two hundred and ten thousand dollars ($210,000) annually (prorated for any portion of a year), subject to increases, if any, as the Board may determine in its sole discretion after periodic review of the Executive’s performance of his duties hereunder not less frequently than annually.  Notwithstanding the foregoing, Executive’s annual base salary shall increase as of the first day of each anniversary year of the Effective Date in an amount that is no less than five percent (5%), provided, however, that there shall not be any increase in base salary if at the anniversary date designated above either party to this Agreement has issued a notice of termination as described in this Agreement.  Such base salary shall be payable in periodic installments in accordance with the terms of the Company’s regular payroll practices in effect from time to time during the term of this Agreement, but in no event less frequently than once each month.

3.2.         Bonuses.   In addition to the base salary and other benefits provided to Executive hereunder, Company shall also pay the following bonus to Executive:

(a)           The Company agrees to pay to Executive a cash bonus which shall be calculated as follows: (i) A bonus to be earned when and if the Company’s net operating profit reaches $500,000 for the calendar year 2007.  The bonus to be paid shall be 15% of the $500,000 together with 10% of any net operating profit above this $500,000 amount.  Upon the Company’s reaching or exceeding this goal of operating net profit, Employee shall have the option of accepting payment of the bonus in cash or accepting 250,000 shares of Company common stock at an option price of $0.20 (20/100 Dollars) per share (which the parties agree represents the market price on the date of this Agreement).  For such bonus, the documentation to be used to determine eligibility shall be the usual profit and loss and/or balance sheet statements prepared by the Company in the ordinary course of business.  Any bonus which is earned and due and payable to Executive shall be payable in one lump sum within thirty (30) days after the issuance of the 10-K annual report following the end of the calendar year 2007, provided, however, that if Executive is not employed with Company for all of 2007 but the Company achieves the operating profit levels identified herein while Executive is employed with the Company, then the Company shall pay the bonus called for by this Paragraph 3.2(a) pro rated based upon the number of months the Executive is employed with the Company during calendar year 2007.   All of the foregoing options shall have an exercise term of no less than five (5) years from the date of each vesting within which they must be exercised.

3.3.         Expenses.  The Company shall pay or reimburse the Executive for all reasonable, ordinary and necessary business expenses actually incurred or paid by the Executive in the performance of Executive’s services under this Agreement in accordance with the expense reimbursement policies of the Company in effect from time to time during the Employment Term, no later than thirty (30) days following Executive’s presentation of such accurate supporting documents as the Company may require, provided, however, that any anticipated expense to be incurred by Executive which exceeds $10,000.00 must first be authorized by the Board in writing to be eligible for reimbursement.

3.4.         Vacation.  The Executive shall be entitled to three (3) weeks paid vacation for each calendar year (prorated for any portion of a year, as applicable).  Notwithstanding anything to the contrary in this Agreement, vacation time shall cease to accrue beyond six (6) weeks at any given time during the Employment Term, and vacation time shall again accrue up to the maximum when Executive uses up vacation time to drop the vacation accrual below the maximum.

3.5.         General Employment Benefits.  Except where expressly provided for herein, the Executive shall be entitled to participate in, and to receive the benefits under, any pension, health, medical life, accident and disability insurance plans or programs and any other employee benefit or fringe benefit plans that the Company makes available generally to its employees, and any such benefits and/or levels of benefits available to senior management of the Company, as the same may be in effect from time to time during the Employment Term.

3.6.         Stock Options.

(a)           On the Effective Date, Executive is hereby granted options to purchase one hundred thousand (100,000) shares of common stock of the Company at 20/100 dollars

($.20) per share.  Executive may sell such vested shares within twelve (12) months of the Employment Term only if the Employment Term ends due to a termination by Employer without cause (Section 4.3 of this Agreement) or by Executive with good reason (Section 4.6 of this Agreement.)

(b)           On the Effective Date, Executive is hereby granted options to purchase seven-hundred and fifty thousand (750,000) shares of common stock of the Company at the 20/100 dollars ($.20) per share.  One third of such options shall vest on the last day of the first, second and third years of the Employment Term resulting in one hundred percent (100%) vesting on the end of the third year of the Employment Term, that is, on December 31, 2009.

(c)            All of the foregoing options shall have a term of no less than five (5) years from the date of each vesting within which they must be exercised.

3.7.         Location; Travel.  In connection with his employment during the Employment Term, unless otherwise agreed by the Executive in writing, the principal place where Executive shall office and provide services to the Company shall be within a ten mile radius of Executive’s principal residence, which is currently Redondo Beach, California (“Office Area”).  Executive will undertake business travel on behalf of the Company, the authorized expenses of which shall be paid by the Company pursuant to Section 3.3 of this Agreement.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1.         Termination.  The Employment Term may be terminated earlier as provided for in this Article IV, or extended as set forth herein.  In the event of any termination, in addition to any other obligations of Company set forth below (e.g., Severance Benefits), Company shall pay Executive (or the designated beneficiary as provided in Section 6.8 below, or the estate or personal representative of Executive ): (a) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which the Executive and/or his dependents or beneficiaries are participants or otherwise eligible for such benefits; (b) the bonus identified in Paragraph 3.2 which has been previously declared but not yet paid, according to the terms stated therein; and (c) any other amounts due to Executive pursuant to this Article IV.

4.2.         Termination by Company for Cause.  The Company reserves the right to terminate the Employment Term for cause upon: (a) Executive’s willful failure or refusal to perform his duties with the Company (other than such failure resulting from his incapacity due to physical or mental illness); (b) Executive’s engaging in gross misconduct in connection with Executive’s work for Company; (c) Executive’s breach of this Agreement, or (d) Executive’s conviction of a felony, or an act of fraud against the Company or its affiliates; provided, however, the Company may not terminate the Executive’s employment for cause unless the Company has first provided Executive with written notice, specifying the act or acts alleged to constitute cause, and provided the Executive with a period of thirty (30) calendar days to cure the failure, unless the cause is the Executive’s conviction for a crime or his engaging in an act of fraud or gross misconduct, in which case he will not be entitled to any cure period, and such notice of termination will be effective immediately.  Upon a termination for cause, Executive shall not be entitled to any Severance Benefits (as defined below) and all stock options of the Company granted to Executive which have not vested shall be canceled.

4.3.         Termination by Company Without Cause.  Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to terminate the Employment Term at any time upon ninety (90) days’ advance written notice to Executive, without cause, subject to the express terms and provisions set forth in Sections 4.5 and 4.6 of this Agreement.

4.4.         Voluntary Termination by Executive.  Notwithstanding anything to the contrary in this Agreement, Executive may terminate this Agreement at any time upon ninety (90) days’ advance written notice to the Company, subject to the terms and provisions below.  Except in the case of a termination for “good reason”, as set forth in Section 4.7 of this Agreement, the Company shall not be obligated to pay any Severance Benefits to Executive if Executive terminates this Agreement pursuant to this Section 4.4 of this Agreement.

4.5.         Severance Benefits.  If the Employment Term is terminated by Company “without cause” (as set forth in Section 4.3 of this Agreement), or Executive terminates his employment for “good reason” (as set forth in Section 4.6 of this Agreement), Company shall provide Executive (or the designated beneficiary, as provided in Section 6.8 below, or the estate or personal representative of Executive) “Severance Benefits” as follows:  (a) an immediate one-time lump-sum cash payment equal to twelve (12) months of Executive’s annual base salary as provided for in Section 3.1 of this Agreement, or Executive’s then current rate of compensation, whichever is greater, less any taxes that must be withheld; and (b) any portion of any stock options granted by Company to Executive pursuant to Section 3.6 or otherwise shall immediately vest and all such options shall be exercisable until and including ninety (90) days after the termination, provided, however, that Executive shall not be entitled to receive any of such Severance Benefits unless he (or his duly designated representative if he is dead or disabled) shall first have executed before a notary and delivered to the Company a Release of All Claims of any kind or character he may have against the Company (other than claims arising out of the Company’s failure to comply with the severance terms), and such Release shall have become effective under applicable law.

4.6.         Termination by Executive for Good Reason. The Executive may terminate the Employment Term for “good reason” after giving the Company written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “good reason” within ten (10) business days after receiving such notice. Good reason shall mean the occurrence of any of the following without the written consent of the Executive: (a) the assignment to the Executive of duties inconsistent with this Agreement or a change in his reporting obligations, positions, titles or authority; (b) any failure by the Company to comply with Article III hereof; (c) the failure of the Company to comply with and satisfy Section 6.2 of this Agreement; (d) a Change of Control (as defined in Section 4.7 of this Agreement) or a termination by Employee following the commencement of any discussion with a third person that ultimately results in a Change in Control; (e) the relocation of the principal place where the Executive regularly performs services for the Company outside of the Office Area; (f) any breach of this Agreement by the Company; or (g) any misrepresentation by Company to any government or other felony violation of law.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting “good reason” hereunder, provided, however, that if the Executive does not invoke his right to terminate “for good reason” under this Paragraph 4.6 within ninety (90) days after the occurrence of an event described herein as triggering such a right about which event he either knew or should have known, then his right to so terminate shall be deemed irrevocably waived.

4.7.         Change of Control.  For purposes of this Agreement, a “change of control” shall mean an event involving one transaction or a series of related transactions in which (a) the Company issues securities representing more than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“the “Exchange Act”), or any successor provision) of the outstanding voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of the Company to any individual, firm, partnership, or other entity, including a “group” within the meaning of Section 13(d)(3) of the Exchange Act;  (b) the Company issues securities representing more than fifty percent (50%) voting stock of the Company in connection with a merger, consolidation or other business combination (other than for purposes of reincorporation);  (c) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a reincorporation); (d) more than fifty percent (50%) of the Company’s Voting Stock or consolidated assets are sold or transferred; or (e) the Board  determines, in its sole and absolute discretion, that there has been  a change in control of the Company; provided, however, that clauses (b), (c) and (d), above, will constitute a “change in control” only if all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such merger, consolidation or other business combination or sale or transfer of earning power or assets (each, a “Business Combination”) beneficially own less than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s earning power or assets either directly or through one or more subsidiaries).

4.8.         Disability.  If Executive becomes permanently and totally disabled, this Agreement shall be terminated.  Executive shall be deemed permanently and totally disabled if he is deemed by the Board in its sole discretion to be physically, mentally or psychologically unable with or without reasonable accommodation to perform the essential functions of his job including the activities required by this Agreement for a continuous period of ninety (90) days.  Within that 90-day period, Executive shall be entitled to submit for Board consideration a bona fide report from a duly qualified medical doctor that, if applicable, the Executive is capable of performing the essential functions of his job; the Board, in its sole discretion, shall give consideration to such information as it shall consider appropriate.  If the Executive’s employment is terminated due to disability, the Company shall promptly provide the Severance Benefits (as defined in and subject to the terms of Section 4.5 of this Agreement) to Executive.  This Section 4.8 will not limit the entitlement of the Executive to any other rights or benefits then available to the Executive under any plan or program of the Company or under applicable law.

4.9.         Death.  If Executive dies during the Employment Term, the Employment Term shall be terminated on the last day of the calendar month of his death subject to the express terms and provisions below. Upon termination due to death, the Company shall promptly provide the Severance Benefits (as defined in and subject to the terms of Section 4.5 of this Agreement) to Executive’s designated beneficiary, estate or personal representative.  This Section 4.9 will not limit the entitlement of the Executive’s beneficiaries, estate or personal representative to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive’s benefit.

4.10.       Effect of Termination.  Except as expressly provided for in this Agreement, the termination of employment shall not impair any obligation that accrued prior to termination, nor shall it excuse the performance of any obligation which is required or contemplated hereunder to be performed after termination, and any such obligation shall survive the termination of employment and this Agreement.

ARTICLE V

COVENANTS AND REPRESENTATIONS

5.1.         Unfair and Non-Competition.  The Executive acknowledges that he will have access at the highest level to, and the opportunity to acquire knowledge of, the Company’s customer lists, customer needs, business plans, trade secrets and other confidential and proprietary information from which the Company may derive economic or competitive advantage, and that he is entering into the covenants and representations in this Article V in order to preserve the goodwill and going concern value of the Company, and to induce the Company to enter into this Agreement.  In consideration of that, as well as in consideration of the compensation and other terms and conditions of this Agreement, and in recognition of the fact that the Company would not be offering employment without the following, the Executive agrees not to compete with the Company or to engage in any unfair competition with the Company during the Employment Term. For purposes of this Agreement, the phrase “compete with the Company,” or the substantial equivalent thereof, means that Executive, either alone or as a partner, member, director, employee, shareholder or agent of any other business, or in any other individual or representative capacity, directly or indirectly owns, manages, operates, controls, or participates in the ownership, management, operation or control of, or works for or provides consulting services to, or permits the use of his name by, or lends money to, any business or activity which is or which becomes, at the time of the acts or conduct in question, directly or indirectly competitive with the development, financing and/or marketing of the products, proposed products or services of the Company, provided, however, that “compete with the Company” shall not include the Executive’s use of the international dealers network he developed prior to becoming employed with the Company, and documentation about such network shall be submitted in advance to the Company for its review and shall be mutually approved contemporaneously with the signing of this Agreement. During the Employment Term, Executive shall not directly or indirectly acquire any stock or interest in any corporation, partnership, or other business entity that competes, directly or indirectly, with the business of the Company without obtaining the prior written consent of the Company. Notwithstanding the foregoing, this Section 5.1 shall not apply to the ownership or acquisition of stock or an interest representing less than a 5% beneficial interest in a corporation that is obligated to file reports with the Securities and Exchange Commission pursuant to the Exchange Act.  After the Employment has expired, the Executive shall be permitted to work in the dental industry solely based upon his representation to the Company that he will not disclose to anyone, nor permit to be disclosed to anyone, any of the Company’s Confidential Information, including but not limited to, the Company’s related product lines and patents.

In addition, Executive and Company each agree to treat the other respectfully and professionally and not disparage each other (or the Company’s officers or directors).

5.2.         Confidential Information.  During the Employment Term and thereafter, Executive agrees to keep secret and to retain in the strictest confidence all material confidential matters which relate to the Company or its “affiliate” (as that term is defined in the Exchange Act), including, without limitation, customer lists, client lists, trade secrets, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures, and other confidential business information from which the Company derives an economic or competitive advantage, or from which the Company might derive such advantage in its business, and not to disclose any such information to anyone outside of the Company, whether during or after the Employment Term, except in connection with pursuing in good faith the interests and business of the Company.  The foregoing restrictions and obligations under this Section 5.2 will not apply; (a) to any confidential information that is or becomes generally available to the public or generally known to persons engaged in businesses similar to or related to that of the Company, other than as a result of an unauthorized disclosure by Executive; (b) if the Executive is required by law to make such a disclosure, provided, however, that if Executive believes he is compelled by law to make such a disclosure, then he shall provide fifteen (15) days’ written notice of such event to the Company to afford it the opportunity to contest such disclosure or take steps to prevent public revelation of it, if feasible; (c) to a disclosure to any director of the Company, unless such director is seeking disclosure adverse to the interests of the Company; or (d) to information and relationships Executive had before joining the Company.  The Company may waive application of the foregoing restrictions and obligations in its sole discretion from time to time.  The Executive will use only such confidential information for purposes of performing its duties under this Agreement.

5.3.         Return of Property.  Upon termination of employment, or at the request of the Company, the Executive agrees promptly to deliver to the Company all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media, and any other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company.  Upon termination, the Executive shall cease to use all such materials and information set forth under Section 5.2, and shall take all steps necessary to prevent usage by any other person who has access to such materials and information.

5.4.         Inventions.  All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by the Executive, either alone or with others, during the Employment Term, whether or not conceived or developed during Executive’s working hours, and with respect to which the equipment, supplies, facilities or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company.  Upon the request of the Company, Executive shall disclose to the Company all inventions or ideas conceived during the Employment Term, whether or not the property of the Company under the terms of this provision, provided that such disclosure shall be received by the Company in confidence.  Upon the request of the Company, Executive shall execute all documents, including patent applications and assignments, required by the Company to establish the Company’s rights under this provision.

5.5.         Representations.  The Executive represents and warrants to the Company that he has full power to enter into this Agreement and perform his duties hereunder, and that he has no outstanding agreement, whether oral or written, that is or may be in conflict with any of the provisions of this Agreement or that would preclude Executive from complying with the provisions of this Agreement, including but not limited to any such arrangement with Discus Dental; and the performance of his duties shall not result in a breach of, or constitute a default under, any agreement, whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound, including but not limited to any such agreement with Discus Dental.  Executive further represents and warrants that he has not misappropriated any confidential information and/or trade secrets of any third party that he intends to use in the performance of his duties under this Agreement.  Company and the individual signing this Agreement on behalf of Company each represent and warrant that they each have full power and authority to enter into this Agreement, that there are no agreements whether oral or written, or legal requirements, that conflict with any provisions of this Agreement, and that the performance of this Agreement shall not result in a breach of, or constitute a default, under any such agreement or legal requirement.

5.6.         Indemnities.

(a)           Executive shall indemnify and hold harmless the Company from and against any losses, claims, damages or liabilities which arise out of any breach of Executive’s representations and warranties set forth in Section 5.5 of this Agreement as determined in a court of law and made part of a final judgment after exhaustion of, or the time has lapsed for, any appeal thereof.

(b)           Company shall defend, indemnify and hold Executive harmless from and against any losses, claims, damages or liabilities which arise out of any action or inaction taken or not taken by him in the ordinary course of Company’s business or as directed by the Board, provided, however, that such action or inaction is not fraudulent.

5.7.  Injunctive Relief.  The Company and Executive acknowledge that the Company shall be entitled to seek in addition to any other relief to which it may be entitled, damages as permitted by applicable law for Executive’s failure to comply with the Covenants herein, as well as for any other damages caused by Executive to the Company.  The Company and Executive also acknowledge that the harm that would result from a violation of the foregoing covenants would be substantial and unpredictable, and that the award of monetary damages in compensation thus may not be an adequate remedy.  Therefore, the Company and the Executive agree, in consideration of the compensation and other terms and conditions of this Agreement, that either the Company or the Executive shall be entitled to obtain equitable remedies to enforce these obligations, including an order by any competent court or arbitrator to enjoin and restrain the unauthorized disclosure or continued possession, custody or control of Proprietary Information, and/or to enjoin and restrain the other actions identified herein in respect of such covenants.  If the Company or the Executive seeks such equitable relief, then that party shall be entitled to recover reasonable attorney’s fees for doing so.  No agreement, formal or informal, by the Company or the Executive at any time shall constitute a waiver of the terms or conditions of this Agreement or the restrictions stated herein.  The Company’s or the Executive’s decision to seek equitable relief of any kind at any time in a court of competent jurisdiction to protect its interests shall not be deemed to waive its right to compel arbitration as set forth in Section 6.11.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1.         Notices.  All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or telex or facsimile number shall be effective only upon actual receipt by the other party.  Notices shall be delivered at the following addresses, unless changed as provided for herein.

To the Executive:	Judd D Hoffman
409 N Pacific Coast Highway #706
Redondo Beach, CA 902077
Facsimile: (310) 356.3680

With a copy to:	Mark E. Terman
Reish Luftman Reicher & Cohen
11755 Wilshire Blvd., Tenth Floor
Los Angeles CA 90025

To the Company:	Board of Directors
American Medical Technologies, Inc.
5655 Bear Lane
Corpus Christi, TX 78405
Facsimile: (361) 289-5554

With Copy to:	Lionel M. Schooler
Jackson Walker L.L.P.
1401 McKinney Ave., Suite 1900
Houston, Texas 77010
Facsimile: (713) 752-4221

6.2.         No Assignment, In General.   Except as provided below, this Agreement, and the rights and obligations of the parties, may not be assigned by either party without the prior written consent of the other party.

6.3.         Entire Agreement.  This Agreement and the documents delivered pursuant hereto supersede any and all other agreements or understandings of the parties, either oral or written, with respect to the employment of the Executive by the Company, and contain the complete and final agreement and understanding of the parties with respect thereto.  The Executive acknowledges that no representation, inducements, promises, or agreements, oral or otherwise, have been made by the Company or any of its officers, directors, employees or agents, which are not expressed herein, and that no other agreement shall be valid or binding on the Company.

6.4.         Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto.

6.5.         Withholding Taxes.  All amounts payable under this Agreement to Executive, whether such payment is to be made in cash or other property, including without limitation stock of the Company, shall be subject to withholding for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the good faith determination of the Company, and the Executive agrees to report all such amounts on his personal income tax returns and for all other purposes, as called for.  Executive agrees that he is solely responsible for furnishing accurate information to the Company concerning proper exemptions and withholding of wages under the Internal Revenue Code, as well as proper documentation concerning expenses claimed as business related expenses, and that he is further solely responsible for properly and timely paying all taxes due and owing.  Executive therefore also agrees that he shall indemnify the Company hold it harmless for any claim of overwithholding or underwithholding, for expenses improperly claimed as business expenses, and for payment of all personal income taxes due and owing.

6.6.         Severability; Headings; Construction.  If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remaining provisions and terms of this Agreement shall not be affected by such judgment, and this Agreement shall be carried out as nearly as possible according to its original terms and intent and, to the full extent permitted by law, any provision or restrictions found to be invalid shall be amended with such modifications as may be necessary to cure such invalidity, and such restrictions shall apply as so modified, or if such provisions cannot be amended, they shall be deemed severable from the remaining provisions and the remaining provisions shall be fully enforceable in accordance with law.  The headings in this Agreement are used solely for the convenience of the parties, and shall not be accorded any substantive meaning.  This Agreement shall be interpreted as though drafted by each of the parties hereto.

6.7.         Effect of Waiver.  Except as otherwise provided herein, the failure of either party to insist on strict compliance with any provision of this Agreement by the other party shall not be deemed a waiver of such provision, or a relinquishment of any right thereunder, or to affect either the validity of this Agreement, and shall not prevent enforcement of such provision, or any similar provision, at any time.

6.8.         Designation of Beneficiary.  If the Executive shall die before receipt of all payments and benefits to which he is entitled under this Agreement, payment of such amounts or benefits in the manner provided herein shall be made to such beneficiary as he shall have designated in writing filed with the Secretary of the Company or, in the absence of such designation, to his estate or personal representative.

6.9.         Attorneys Fees.  In any proceeding brought to enforce any provision of this Agreement, or to seek relief for a breach of any provision hereof, the prevailing party will be entitled to receive from the other party all reasonable attorney’s fees and taxable costs in connection therewith, subject to the terms of other provisions in this Agreement specifically addressing this subject.

6.10.       Governing Law.  Given the principal location of the Company and the principal location of Executive’s office, the parties agree that this Agreement will be governed by and construed in accordance with the laws of the State of California, to the extent they do not conflict with the laws of Texas, and will be performable in Los Angeles County, California.

6.11        Arbitration.  In consideration of their joint efforts to avoid litigation and its attendant costs, delays and risks, the parties agree that all disputes concerning this Agreement, or any matter related thereto, or arising out of or related in any manner to the employment relationship described herein, shall be decided by binding arbitration, in accordance with the terms of this Agreement, pursuant to the Federal Arbitration Act (“FAA”).  The parties acknowledge that they have been specifically informed of their right to counsel with attorneys of their own choosing and that in signing this Agreement, they are irrevocably waiving their rights to a trial before a judicial tribunal or trial by jury in any court, except as is necessary to enforce this Agreement, preserve the status quo, or confirm or enforce any award resulting from arbitration under this Agreement; and that the entire controversy between them is being submitted to arbitration; and that they are waiving the right to assert a claim of fraudulent inducement to arbitrate, or reliance on faulty advice of counsel.

The parties agree to submit this controversy to binding arbitration before a single neutral arbitrator selected by the parties through the auspices of the American Arbitration Association (“AAA”) from the panel of arbitrators of the AAA located in Los Angeles, California, who shall be experienced in matters regarding the subject matter of this Agreement.  The AAA’s Employment Arbitration Rules then in effect shall apply, and the arbitration proceeding shall be conducted at the offices of the AAA in Los Angeles, California, or at such other location as shall be mutually agreed by the parties. Texas law shall govern this proceeding.

Nothing contained herein shall prevent a party from initiating suit in the state district court of Harris or Nueces Counties, Texas, or Los Angeles, California, for the purpose of compelling arbitration, nor shall it prevent any party from requesting from such court to enter any injunctive relief which is otherwise appropriate under applicable law for the limited purpose of maintaining the status quo of the parties pending arbitration, or as part of any final award of arbitration or in aid of arbitration.

The provisions of other sections of this Agreement concerning attorney’s fees, such as for pursuing injunctive relief, are independent of this Paragraph.  Subject to that exception, the parties agree that the initial costs of arbitration, including the deposit and any fees charged by the AAA, shall be paid equally by the Executive and the Company, and that a failure by either party to pay such costs timely shall constitute a default of this Agreement.  An award of arbitration costs shall be governed by the provisions below.  The parties agree that the prevailing party shall be entitled to recover all arbitration costs and reasonable attorney’s fees.  If the Executive shall prosecute any federal or state statutory claim for discrimination which imposes a different standard for recovery of attorney’s fees or costs, then as to that claim alone the Arbitrator shall be authorized to award reasonable attorney’s fees or costs to the prevailing party in accordance with applicable law.

The Arbitrator shall render a reasoned award within thirty (30) days after the close of the hearing.  The parties agree to abide by and perform any award rendered by the Arbitrator.  A judgment of a court having jurisdiction may be entered upon the award, which shall then be enforceable as would any other judgment enacted under applicable law.

6.11.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  For the purpose of proving the authenticity of this Agreement, facsimile signature shall be treated the same as original signatures.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:	AMERICAN MEDICAL TECHNOLOGIES, INC.

	By:	/s/ Roger W. Dartt
Roger W Dartt. President and CEO

EXECUTIVE:		/s/ Judd D. Hoffman
Judd D Hoffman